UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2023

Starwood Credit Real Estate Income Trust

(Exact name of registrant as specified in its charter)

Maryland	000-56577	93-6487687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2340 Collins Avenue

Miami Beach, Florida 33139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 695-5500

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 14, 2023, SCREDIT Mortgage Funding Sub-1, LLC (“Sub-1”) and SCREDIT Mortgage Funding Sub-1-T, LLC (“Sub-1-T” and, together with Sub-1, the “Sellers”), each of which are indirect, wholly-owned special-purpose financing subsidiaries of Starwood Credit Real Estate Income Trust, a Maryland statutory trust (the “Company”), entered into a Master Repurchase Agreement (together with the related transaction documents, the “Repurchase Agreement”), with Citibank, N.A. (“Citibank”), to finance the acquisition and origination by the Sellers of eligible loans as more particularly described in the Repurchase Agreement. The Repurchase Agreement provides for asset purchases by Citibank of up to $250 million (the “Facility”).

Advances under the Repurchase Agreement accrue interest at a per annum rate equal to the Term SOFR Reference Rate (as defined in the Repurchase Agreement) for a one-month period plus a margin as agreed upon by Citibank and the Seller for each transaction. The maturity date of the Facility is December 14, 2025, subject to three (3) one (1) year extension options, subject to satisfaction of certain customary conditions.

In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), under which the Company guarantees up to a maximum liability of 25% of the then outstanding obligations of the Sellers under the Repurchase Agreement. The Guaranty may become full recourse to the Company upon the occurrence of certain events as described in the Guaranty.

The Repurchase Agreement and the Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type.

The foregoing descriptions of the Repurchase Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the Repurchase Agreement and the Guaranty, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)         On December 13, 2023, the Board of Trustees of the Company elected Zachary H. Tanenbaum to serve as the Company’s Chief Operating Officer, effective immediately. Mr. Tanenbaum also will continue in his current role of Head of Investor Relations. The appointment of Mr. Tanenbaum was not made pursuant to any arrangement or understanding between him and any other person. Biographical information for Mr. Tanenbaum is set forth below.

Zachary H. Tanenbaum, 40, has served as our Chief Operating Officer since December 2023 and our Head of Investor Relations since October 2023. Mr. Tanenbaum has also served as a Managing Director and Head of Investor Strategy for Starwood Property Trust since April 2014. In this role, Mr. Tanenbaum is responsible for cultivating and managing the company’s relationships with the global investment and analyst communities. Prior to joining Starwood Property Trust in 2014, Mr. Tanenbaum served as a Senior Analyst at Wesley Capital Management, a long/short real estate securities hedge fund. In this role, he generated investment ideas across the REIT, real estate operating company, specialty finance and homebuilding sectors. He previously served in senior sell-side equity research positions at FBR Capital Markets and MLV & Co. Mr. Tanenbaum received a B.S. degree from Cornell University and an M.S. degree in real estate, with a concentration in finance and investment, from New York University.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Master Repurchase Agreement, dated December 14, 2023, by and among SCREDIT Mortgage Funding Sub-1, LLC, as Seller, SCREDIT Mortgage Funding Sub-1-T, LLC, as Seller, and Citibank, N.A., as Purchaser

10.2	Guaranty, dated December 14, 2023, made by Starwood Credit Real Estate Income Trust for the benefit of Citibank, N.A.

104	Cover Page Interactive Data File (embedded within the XBRL file)

*	Portions of this exhibit have been omitted pursuant to Item 601(a)(6) and/or Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD CREDIT REAL ESTATE INCOME TRUST

Date: December 19, 2023

	By:	/s/ Dennis G. Schuh
	Name:	Dennis G. Schuh
	Title:	Chief Executive Officer and President